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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  October 15, 2004

                                VitalWorks Inc.

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             (Exact name of registrant as specified in its charter)

          Delaware                    000-25311            59-2248411
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  (State or other jurisdiction       (Commission           (IRS Employer
        of incorporation)            File Number)       Identification No.)



  239 Ethan Allen Highway, Ridgefield, CT                    06877
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  (Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code:  203-894-1300

                                 Not Applicable
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         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05.  Costs Associated with Exit or Disposal Activities.

     On October 1, 2004, VitalWorks Inc. ("VitalWorks" or the "Company") announced that it plans to relocate its executive offices from Ridgefield, Connecticut to Boston, Massachusetts in 2005. VitalWorks already has a significant presence in Boston, following its acquisition of AMICAS in November 2003. On October 15, 2004, the Company notified 57 of its employees that, in connection with the relocation of the Company's executive offices, their employment would be terminated under a plan of termination. The Company anticipates that a majority of the positions terminated in Ridgefield will be filled by new employees in Boston. Accordingly, the Company has offered to relocate many of its Ridgefield employees to Boston. The Company expects to complete the executive office transition by June 30, 2005. The Company's preliminary estimate is that the total costs to be incurred in connection with its relocation plan will be in the range of approximately $1.2 million to $1.7 million. These costs consist primarily of severance-related costs, all of which are expected to result in future cash expenditures. The Company expects to record approximately one-half of the charge for these costs in the fourth quarter of 2004 and the remaining amount of the charge in the first quarter of 2005.





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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      VITALWORKS INC.

                                      By: /s/ Stephen Hicks
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                                      Name:   Stephen Hicks
                                      Title:  Vice President and General Counsel


Date: October 21, 2004